Exhibit 10.1

Amendment to Assistance Agreement Award No. DE-MS0000122

Pursuant to the May 15, 2025 Policy issued by the Department of Energy (DOE) Ensuring Responsibility for Financial Assistance, your award is hereby amended, effectively as of May 15, 2025, to add the following provision:

Information Requests from DOE

Periodically, in discharge of its oversight and administration responsibilities, including but not limited to, the review described in DOE's May 15, 2025 Policy: Ensuring Responsibility for Financial Assistance, DOE will submit data requests. The Data Request will set forth requests for documents or information, or both, regarding topics relevant to the project and the awardee or subawardees. You must provide full responses to these Data Requests within the time frame set forth in the Data Requests. DOE may also have and submit follow up questions or Data Requests and you must provide complete responses to any such follow-up questions within the time frames set forth in the follow up questions or Data Requests.

DOE will treat all your responses as confidential. The documents and information provided in response to DOE's Data Requests, as well as responsive documents and information you have previously provided to DOE, will be shared within DOE, and its advisors, only to the extent required to facilitate DOE's reviews, award management and oversight (with the exception of National and Economic Security related data that may be shared with other governmental entities).

If you fail to respond to Data Requests within the timeframe for response provided in the Data Requests, fail to respond to follow-up questions in a timely manner, or provide incomplete or inaccurate responses, DOE may treat such failure or refusal as grounds for termination of your award or may withhold funding under the award for non-compliance.

/s/ Berta Schreiber	05/15/2025
U.S. Department of Energy	Date
Berta Schreiber

/s/ John Van Scoter	05/26/2025
Recipient/Awardee (Signature)	Date

John Van Scoter, President and Chief Executive Officer for Solid Power Operating, Inc.
Recipient/Awardee (Print Name)